Exhibit 1.01

ACTUANT CORPORATION
Conflict Minerals Report
For The Year Ended December 31, 2017

Background:
There has been increased international attention on certain minerals originating from the Democratic Republic of Congo and adjoining countries (“Covered Countries”) due, in part, to concerns that the exploitation and trade of these minerals is funding regional conflict and violence. In response, the Securities and Exchange Commission (the “SEC”), as mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, implemented reporting and disclosure requirements related to tantalum, tin, tungsten and gold (collectively “Conflict Minerals”). The rules impose certain reporting obligations on public companies that manufacture, or contract to manufacture, products containing Conflict Minerals that are necessary to the functionality or production of the product.

This report is being presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the "Exchange Act").

Company Overview:
Actuant Corporation (the "Company," "Actuant," or "we"), headquartered in Menomonee Falls, Wisconsin, is a Wisconsin corporation incorporated in 1910. We are a global diversified company that designs, manufactures and distributes a broad range of industrial products and systems to various end markets. The Company is organized into three operating segments: Industrial, Energy and Engineered Solutions. The Industrial segment is primarily involved in the design, manufacture and distribution of branded hydraulic and mechanical tools to the maintenance, industrial, infrastructure and production automation markets. The Energy segment provides joint integrity products and services, as well as rope and cable solutions to the global oil & gas, power generation and other markets. The Engineered Solutions segment provides highly engineered position and motion control systems to original equipment manufacturers in various on and off-highway vehicle markets, as well as a variety of other products to the industrial and agricultural markets. While we have extensive manufacturing capabilities including machining, stamping, injection molding and fabrication, our manufacturing activities primarily consist of light assembly of components we source from a network of global suppliers.

Conflict Minerals Policy:
As a global diversified industrial company with operations in more than thirty countries, Actuant and its subsidiaries are committed to ensuring the safety, health and protection of people and the environment worldwide. The Company promotes these principles in its business practices, code of conduct and conflict minerals policy (which is available in the Investors - Corporate Governance section of the Company’s website at www.actuant.com).

Actuant’s conflict minerals policy affirms its commitment to the responsible sourcing of Conflict Minerals used in its products and states that Actuant will not knowingly provide support to, contribute to, assist with, or facilitate armed conflict in the Covered Countries. However, if the Company determines that any supplier is violating this policy, it will either suspend or discontinue the use of the supplier in a timely fashion or require the supplier to commit to a suitable corrective action or risk mitigation plan. Any supplier’s continued failure to adhere to Actuant’s policies and/or refusal on its part to address issues of concern will lead to suspension or termination of the Company’s business relationship with the supplier.

Supply Chain Due Diligence:
Actuant performed a review of its products and concluded that Conflict Minerals are included in certain of its products. As a result, we conducted a reasonable country of origin inquiry and undertook due diligence measures to determine the source and chain of custody of Conflict Minerals in the components and materials supplied to the Company and contained in the products Actuant manufactures and contracts to manufacture. Actuant designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements for each of the Conflict Minerals (the “OECD Guidance”). Summarized below is the five-step framework set forth in the OECD Guidance and the related due diligence measures we undertook.

Establish Company Management Systems:
We have established a cross functional Conflict Minerals team that included employees from supply chain, legal, finance and operations. This team is responsible for administering our Conflict Minerals compliance program, communicating regular updates to senior management and providing guidance on the rules. As part of our compliance program, we have established a conflict minerals policy and grievance mechanism to enable the reporting of exceptions to our policies, conducted supplier engagement and have included Conflict Minerals clauses in purchase orders and contracts.

Identify and Assess Risk in the Supply Chain:
Actuant and its operating subsidiaries are several steps removed from the mining of minerals and do not directly source minerals. As part of our diligence measures, we conducted a reasonable country of origin inquiry to determine whether any of the Conflict Minerals in our products originated in the Covered Countries. Because of the diversity of our products and the global nature of our supply chain, we rely on our suppliers to provide us with information about the source and content of components that we purchase from them and incorporate into our products. Similarly, our direct suppliers also rely on information provided by their suppliers. This chain of information creates a level of uncertainty and risk related to the accuracy of the information.
Our reasonable country of origin inquiry process and due diligence measures included:

•	reviewed supplier data and generated a list of direct material suppliers that we purchased from in 2017 for which it was reasonably possible that the products purchased contained Conflict Minerals.

•	sent a survey to these direct material suppliers (over 700 suppliers) using the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (“CMRT”).

•	evaluated responses from suppliers and reviewed the results of due diligence measures to ensure the completeness and accuracy of the responses received from the supply chain.

•
utilized a conflict minerals third party provider to (1) track communications with direct suppliers, (2) automate the identification of quality issues (e.g., incomplete CMRTs, inconsistent responses and red flags based on defined criteria) and (3) aggregate CMRT responses for analysis and reporting.

•
determined if the processing facilities reported to us by our suppliers adhere to responsible sourcing practices by verifying whether they are included on the list of Conflict Free Sourcing Initiative compliant processing facilities.

We believe that the inquires and due diligence measures described above represent a reasonable effort to determine the mines or locations of origin of the Conflict Minerals in our products, including (1) seeking information about Conflict Minerals smelters and refiners in our supply chain by requesting that our suppliers complete a CMRT, (2) verifying those smelters and refiners against the Conflict Free Souring Initiative list of smelters, (3) conducting due diligence procedures on vendor responses, and (4) obtaining additional documentation and verifications, as applicable.

Design and Implement a Strategy to Respond to Identified Risks:
We expect our suppliers to source minerals from socially and environmentally responsible sources and believe in establishing and maintaining long-term relationships with suppliers. However, if as a result of our due diligence measures we determine that a supplier is violating our conflict minerals policy, we will either suspend or discontinue the use of the supplier or require a suitable corrective action or risk mitigation plan.
Carry Out Independent Third Party Audit of Smelter/Refiner’s Due Diligence Practices:
Actuant does not perform or direct audits of Conflict Minerals smelters and refiners within its supply chain since it is a downstream consumer and is many steps removed from smelters and refiners that provide minerals and ores.

Report on Supply Chain Due Diligence:
The Company is filing this report (and the related Form SD) with the SEC and it is also publicly available on the Investors - Corporate Governance section of the Company’s website at www.actuant.com.

Due Diligence Results:
Actuant manufactures and contracts to manufacture certain products that are subject to the reporting obligations of Rule 13p-1 of the Exchange Act. The quality of the responses that we received from our suppliers continued to vary as most suppliers provided responses to the CMRT template at a company level or provided us with interim responses or incomplete information. The most frequently utilized smelters, as reported by our suppliers, are included in schedule A to our Conflict Minerals Report. In addition to the most frequently utilized smelters included in Schedule A, certain suppliers identified four facilities that we considered to be higher risk as they are located in one of the Covered Countries, which included Phoenix Metals Ltd. (Rwanda), Sudan Gold Refinery (Sudan), African Gold Refinery (Uganda) and Universal Precious

Metals Refining Zambia (Zambia). These four facilities appear in the CMRTs submitted by Actuant suppliers, however given the incomplete information provided by our suppliers, we are unable at this time to determine whether certain of the Conflict Minerals reported by the suppliers were contained in components or parts supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.

Independent Audit:
For the year ended December 31, 2017, pursuant to SEC rules and related guidance, an independent private sector audit of this report was not required.

Schedule A to
Conflict Minerals Report of
Actuant Corporation
For the Year Ended December 31, 2017

The following smelters and refiners were most frequently reported by our suppliers as being in their supply chains. Facilities that have been certified as conflict-free by the Conflict Free Souring Initiative list of smelters and refiners are designated below in the fourth column.

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION	CONFLICT FREE?
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	Yes
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	Yes
Gold	Argor-Heraeus S.A.	Switzerland	Yes
Gold	Asahi Pretec Corp.	Japan	Yes
Gold	Asahi Refining USA Inc.	United States	Yes
Gold	Dowa	Japan	Yes
Gold	Heimerle + Meule GmbH	Germany	Yes
Gold	Heraeus Metals Hong Kong Ltd.	China	Yes
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	Yes
Gold	Jiangxi Copper Co., Ltd.	China	Yes
Gold	Kennecott Utah Copper LLC	United States	Yes
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	Yes
Gold	Materion	United States	Yes
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Yes
Gold	Metalor Technologies S.A.	Switzerland	Yes
Gold	Metalor USA Refining Corporation	United States	Yes
Gold	Mitsubishi Materials Corporation	Japan	Yes
Gold	Royal Canadian Mint	Canada	Yes
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Yes
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Yes
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Yes
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	Yes
Tantalum	Exotech Inc.	United States	Yes
Tantalum	F&X Electro-Materials Ltd.	China	Yes
Tantalum	Global Advanced Metals Boyertown	United States	Yes
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	Yes
Tantalum	H.C. Starck Co., Ltd.	Thailand	Yes
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Yes
Tantalum	H.C. Starck Inc.	United States	Yes
Tantalum	H.C. Starck Ltd.	Japan	Yes
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	Yes
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Yes
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Yes
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Yes
Tantalum	KEMET Blue Metals	Mexico	Yes
Tantalum	KEMET Blue Powder	United States	Yes
Tantalum	LSM Brasil S.A.	Brazil	Yes

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION	CONFLICT FREE?
Tantalum	Metallurgical Products India Pvt., Ltd.	India	Yes
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	Yes
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Yes
Tantalum	NPM Silmet AS	Estonia	Yes
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Yes
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	Yes
Tantalum	Telex Metals	United States	Yes
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Yes
Tin	CV United Smelting	Indonesia	Yes
Tin	EM Vinto	Bolivia (Plurinational State Of)	Yes
Tin	Fenix Metals	Poland	Yes
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Yes
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Yes
Tin	Metallo Belgium N.V.	Belgium	Yes
Tin	Mineracao Taboca S.A.	Brazil	Yes
Tin	Minsur	Peru	Yes
Tin	Operaciones Metalurgical S.A.	Bolivia (Plurinational State Of)	Yes
Tin	PT Babel Inti Perkasa	Indonesia	Yes
Tin	PT Bangka Tin Industry	Indonesia	Yes
Tin	PT Bukit Timah	Indonesia	Yes
Tin	PT Mitra Stania Prima	Indonesia	Yes
Tin	PT Refined Bangka Tin	Indonesia	Yes
Tin	PT Sariwiguna Binasentosa	Indonesia	Yes
Tin	PT Timah (Persero) Tbk Kundur	Indonesia	Yes
Tin	PT Timah (Persero) Tbk Mentok	Indonesia	Yes
Tin	PT Tinindo Inter Nusa	Indonesia	Yes
Tin	Thaisarco	Thailand	Yes
Tin	Yunnan Tin Company Limited	China	Yes
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan	Yes
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Yes
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	Yes
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Yes
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Yes
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Yes
Tungsten	Global Tungsten & Powders Corp.	United States	Yes
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Yes
Tungsten	H.C. Starck Tungsten GmbH	Germany	Yes
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Yes
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Yes
Tungsten	Japan New Metals Co., Ltd.	Japan	Yes
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Yes
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Yes
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Yes
Tungsten	Kennametal Fallon	United States	Yes

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION	CONFLICT FREE?
Tungsten	Kennametal Huntsville	United States	Yes
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam	Yes
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Vietnam	Yes
Tungsten	Wolfram Bergbau und Hutten AG	Austria	Yes
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Yes
Tungsten	Xiamen Tungsten Co., Ltd.	China	Yes